Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA INQUIRIES: Stephen Phillips or Mark Tomasch Fleishman-Hillard, Inc. 314/982.8754 or 314/982.0567

Court Confirms Falcon Products Plan of Reorganization
Company Prepares to Emerge from Chapter 11

ST. LOUIS, October 10, 2005—Falcon Products, Inc. (Pink Sheets: FCPR.PK), a leading manufacturer of commercial furniture for the hospitality, healthcare and food service industries, today announced that the U.S. Bankruptcy Court for the Eastern District of Missouri, Eastern Division has confirmed Falcon's Plan of Reorganization. Under the confirmed Plan of Reorganization, emergence remains subject to the satisfaction of several conditions including finalization of exit financing arrangements and termination of the Company's pension plans. The Company expects to satisfy these conditions and emerge from Chapter 11 in late October 2005.

Commenting on the announcement, John S. Sumner, Jr., Falcon's president and chief executive officer, stated, "We are pleased with the court's decision. Everyone in the company has worked hard to restructure its operations, right size its costs and position the company to deliver on our commitments to our customers. We appreciate the hard work, dedication and loyalty of our employees, dealers and customers who helped us get to this point. We look forward to exiting Chapter 11 in a short period of time and demonstrating our capability to deliver quality products, on time."

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Court Confirms Falcon Products Plan ... p/2

The terms of the confirmed plan are detailed in the Third Amended Plan of Reorganization which is available at http://tcdirect.thompsoncoburn.com/falcon. Upon emergence, the majority of Falcon's equity will be held by funds affiliated with Oaktree Capital Management, LLC and Whippoorwill Associates, Inc. and the Company will no longer be a public reporting entity. The Company will make the required filings with the Securities and Exchange Commission to terminate its public reporting requirements.

Separately, the Company announced that it has completed the sale of the assets of its Sellers & Josephson wallcoverings subsidiary. The sale was approved by the Bankruptcy Court at a hearing on September 28, 2005.

Falcon was represented in the Chapter 11 case by Stutman, Treister and Glatt as its reorganization counsel and Imperial Capital LLC as its financial advisor. Both firms are located in Los Angeles.

Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the commercial furniture market. Falcon, headquartered in St. Louis, Missouri, currently operates eight manufacturing facilities throughout the world and has more than 1,500 employees. Oaktree Capital Management, LLC is a Los Angeles based private investment firm that manages more than $28 billion of investments in select niche markets for institutions and wealthy individuals. Founded in 1990, Whippoorwill Associates, Inc. is an investment manager specializing in distressed investing on behalf of institutional clients.

Certain statements in this press release that are not historical facts may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. Such factors include the Company's ability to satisfy the conditions for emergence required under the confirmed Plan of Reorganization, the Company's ability to emerge from bankruptcy by the anticipated date and the absence of any material adverse change in the business of the Company and the Company's ability to improve its business. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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